Exhibit 99.1

JBI, Inc. Announces Continued Cost Reduction Measures

Niagara Falls, New York, August 26, 2013 - JBI, Inc. (the “Company” or “JBI”) (OTCQB: JBII), a clean energy company that recycles waste plastic into liquid fuels, today announced continued actions to help significantly reduce costs as part of its ongoing goal to achieve cash flow positive results.

The Company plans to close operations at its recycling facility in Thorold, Ontario over the next several weeks, at which point all eight employees at the facility will be laid off. The Company’s new executive team has decided to forego having a two stage plastic delivery process in favor of dealing with processor-ready plastics delivered directly to its fuel processing site in Niagara Falls, NY.

Based on operational data from the first six months of 2013, the Company estimates total annualized cost savings as a result of these measures to be approximately $800,000. In July, the Company announced additional cost reduction measures that it anticipated would result in annualized cost savings of approximately $1.3 million.

“Aggressively managing costs is a key component in positioning a company to eventually become cash flow positive. In keeping with the encouraging production data we’ve had to start the third quarter, these cuts were an important strategic move for us. We continue with the vision of procuring non-recycled streams of plastic that we can divert from landfill,” stated JBI’s Chief Executive Officer Richard Heddle.

JBI’s Chief Financial Officer Nicholas Terranova stated, “We feel there is a great opportunity to reduce the cost of our fuel production, as a large portion of these costs have been associated with handling and preparing the plastic before it enters our processors in Niagara Falls. These measures are being taken to address these specific costs directly. Based on reviews of our cost of goods sold, we have realized that acquiring non-recycled, processor-ready plastic is the easiest way to continue having adequate feedstock at a desirable cost while streamlining our supply chain.”

“A recent procurement partnership with a company that has been able to provide us with great plastic that is processor-ready makes us believe there is ample supply to be delivered directly to our site. Consistent delivery and consistent on-site fuel production make it simple and effective for us to manage procurement in this fashion, while making sure that we abide by all necessary guidelines in our permitting,” stated company founder and Chief of Technology John Bordynuik.

For further information about JBI, Inc., including its second fiscal quarter 2013 financial results, readers of this press release should review the Company’s disclosures in its Quarterly Report on Form 10-Q, which is available on the website of the Securities and Exchange Commission at www.sec.gov.

About JBI, Inc.

JBI, Inc. is a clean energy company that recycles waste plastic into liquid fuels. JBI’s proprietary Plastic2Oil® technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. For further information, please visit www.plastic2oil.com .

Forward Looking Statements

This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 15, 2013 and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT

Chris Irons
Corporate Communications & Investor Relations Manager
716.471.5995
ir@jbi.net

MEDIA INQUIRIES

media@jbi.net
or please visit the JBI, Inc. Newsroom at
www.plastic2oil.com